SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act 1934

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LVIP MFS International Growth Fund,

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

(the “Trust”)

LVIP MFS International Growth Fund

(formerly known as the LVIP Marsico International Growth Fund)

Dated December 3, 2010

This statement provides information concerning the LVIP MFS International Growth Fund. We are not asking you for a proxy, and you are requested not to send us a proxy. This document is for informational purposes only and you are not required to take any action.

We previously advised you, via a September 28, 2010 supplement to the Trust’s prospectus, that the Board of Trustees (the “Board”) of Lincoln Variable Insurance Products Trust (the “Trust”) considered and approved on September 13, 2010 changes to the LVIP Marsico International Growth Fund (the “Fund”), including the hiring of Massachusetts Financial Services Company (“MFS” or “Sub-Adviser”) as the new sub-adviser to the Fund and a change of the Fund’s name to the LVIP MFS International Growth Fund.

In accordance with an exemptive order dated March 31, 2010 that the Securities and Exchange Commission (“SEC”) issued to the Trust, Lincoln Investment Advisors Corporation (“LIAC”) can hire, terminate and replace, as applicable, sub-advisers (except as a general matter, sub-advisers affiliated with such investment adviser) without shareholder approval. At a meeting held on October 22, 1998, shareholders of the Fund approved the operation of the Fund in this manner. As a condition of such order, the investment adviser must furnish shareholders of the affected funds with certain information about new advisory and sub-advisory agreements. This Information Statement is intended to comply with that condition. The Information Statement will be mailed on or about December 6, 2010 to shareholders of the Fund.

I.	Background

At an in-person meeting on September 13, 2010, the Board, including a majority of the Trustees who are not “interested persons” (“Independent Trustees”) of the Trust within the meaning of that term under the Investment Company Act of 1940 (the “1940 Act”), approved a new sub-advisory agreement with MFS (the “New Agreement”) to be effective as of October 1, 2010. The New Agreement replaced the agreement between LIAC and Marsico dated April 30, 2007 (the “Prior Agreement”). LIAC remains the investment adviser to the Fund.

On October 1, 2010, LIAC entered into the New Agreement with MFS. The appointment of MFS as sub-adviser was made in accordance with the SEC exemptive order noted above and does not require shareholder approval. In conjunction with the change in sub-adviser, the Board also considered and approved a name change from LVIP Marsico International Growth Fund to LVIP MFS International Growth Fund.

II.	Board Considerations on the New Agreement

On September 13, 2010, the Board of Trustees of the Trust met to consider, among other things, the approval of the New Agreement between LIAC and MFS on behalf of the Fund. The trustees who are not “interested persons” of the Trust (as such term is defined in the 1940 Act) (the “Independent Trustees”) reported that they had requested and reviewed materials provided by LIAC, Lincoln National Life Insurance Company (“Lincoln Life”) and MFS prior to the meeting, and had reviewed a memorandum from their independent legal counsel that advised them of their fiduciary duties pertaining to approval of investment management and sub-advisory agreements and the factors that they should consider in evaluating such agreements. Among other information, LIAC, Lincoln Life and MFS provided information to assist the Independent Trustees in assessing the nature, extent and quality of services provided, information comparing the investment performance, advisory fees and total expenses of the Fund to other funds, information about profitability and/or financial condition and compliance and regulatory matters.

In considering the approval of the New Agreement, the Independent Trustees considered the nature, extent and quality of services to be provided by MFS under the Agreement. The Independent Trustees reviewed the materials provided by Fund Management regarding the criteria used in seeking a new sub-adviser for the Fund, including successful long-term track records in the international growth asset class, favorable risk, return and style characteristics. They considered the selection process used by Fund Management, which included in-person meetings with potential sub-advisers. The Independent Trustees considered the background of the investment professionals proposed to service the Fund, the longevity of the existing relationship with MFS and the diversified strategy of MFS. The Independent Trustees also considered the in-person presentation by the proposed investment personnel at the Board meeting. They also reviewed information provided regarding the structure of portfolio manager compensation, trading and brokerage arrangements, soft dollar policies, and the compliance program of MFS and regulatory matters.

The Independent Trustees also considered the performance of the foreign large cap growth composite provided by MFS. The Independent Trustees noted that the New Agreement contained substantially the same terms as those in place under the current sub-advisory agreements for the other series of the Trust. The Independent Trustees concluded that the services to be provided by MFS were expected to be acceptable.

The Independent Trustees noted that the maximum fee rate to be paid to MFS is lower than the maximum fee rate under the fee schedule with the prior sub-adviser.

With respect to MFS’s estimated profitability as sub-adviser, the Independent Trustees considered MFS’s statement that the fees were in line with fees charged for other registered funds of similar size within the international growth strategy. The Independent Trustees also noted that the proposed sub-advisory fee was negotiated at arm’s length between LIAC and MFS, an unaffiliated third party, and that LIAC would compensate MFS from its fee and concluded the proposed sub-advisory fee was reasonable. With respect to additional potential benefits, the Independent Trustees noted that MFS would have the ability to enter into commission sharing agreements.

Based on all the information considered and conclusions reached, the Independent Trustees determined that the terms of the New Agreement with respect to the Fund are fair and reasonable and that approval of the New Agreement is in the best interests of the Trust and recommended its approval to the Board of Trustees.

III.	The New Agreement

Under the New Agreement, MFS will furnish an investment program for the Fund whereby MFS will place orders for the purchase and sale of portfolio securities. The New Agreement will remain in effect for an initial term of two years and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The New Agreement can be terminated at any time, without the payment of any penalty, by: (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund; (ii) LIAC on at least sixty days’ written notice to MFS; or (iii) MFS on at least sixty days’ written notice to LIAC. The New Agreement will also automatically terminate, without the payment of any penalty, in the event of its assignment or in the event the investment advisory contract between LIAC and the Trust terminates for any reason.

The New Agreement provides enhanced language concerning the diversification requirements of the Fund’s investment program. The New Agreement also clarifies the respective liability and indemnification rights between LIAC and MFS. MFS and LIAC agree to maintain the confidentiality of certain information (including non-public portfolio holdings), to only use the records or information obtained under the New Agreement for the purposes of fulfilling MFS’s obligations under the Agreement, and to not disclose such records or information unless expressly authorized or otherwise required by applicable federal or state regulatory authorities. A new provision was also added concerning use of the name and logo of Massachusetts Financial Services Company and/or MFS. The New Agreement also adds a section whereby LIAC agrees to provide MFS with a list of publicly traded affiliates, affiliated brokers and underwriters.

The fees payable by the Adviser to MFS for sub-advisory services under the New Agreement are different as shown in the table below:

Prior Sub-Advisory Fee*	New Sub-Advisory Fee*
0.50% of first $300 million	0.45% of first $400 million
0.45% of next $100 million	0.40% of next $600 million
0.40% of next $600 million	0.35% over $1 billion
0.35% over $1 billion
*	Of the average daily net assets of the Fund

The sub-advisory fee paid by the Adviser for the Fund from January 1, 2009 through December 31, 2009 to Marsico pursuant to the Prior Agreement dated April 30, 2007 was $1,139,942. Had the New Agreement been in effect for that same time period, the sub-advisory fees due and owing by LIAC would have been $1,025,948, a decrease of 10.00% as compared to the Prior Agreement.

The following are investment funds for which MFS acts as adviser or sub-adviser that have similar investment objectives to the Fund:

Comparable Funds	Contractual Fee (including breakpoints)*	Assets under Management (as of 9/30/2010)

Fund A (advisory relationship)	0.90% of first $1 billion 0.80% of next $1 billion 0.70% in excess of $2 billion	$1.6 billion

Fund B (advisory relationship)	0.90% of first $1 billion 0.80% of next $1 billion 0.70% in excess of $2 billion**	$263.9 million

Fund C (sub-advisory relationship)	0.45% of first $500 million 0.40% of next $500 million 0.375% of next $1 billion 0.35% in excess of $2 billion	$877.9 million

Fund D (sub-advisory relationship)	0.40% of first $200 million 0.35% of next $100 million 0.325% of next $100 million 0.30% in excess of $400 million	$153 million

* Annual rates based on average daily net assets.

** MFS has agreed in writing to bear the expenses of Fund B such that “Total Annual Fund Operating Expenses,” do not exceed 1.35% annually for Initial Class shares, and 1.60% annually for Service Class shares. This written agreement excludes interest, taxes, extraordinary expenses, brokerage and transaction costs and investment-related expenses, and will continue until modified by MFS for any reason, but such agreement will continue until at least April 30, 2011.

Brokerage Commissions

As of December 31, 2009, the Adviser and the Fund had the following affiliated brokers: Lincoln Financial Advisors Corporation, Delaware Distributors, L.P., Jefferson Pilot Variable Corporation, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund did not pay any brokerage commissions to brokers affiliated with the Fund or Adviser for the fiscal year ended December 31, 2009. As of December 31, 2009, Marsico did not have any affiliated brokers. As of December 31, 2009, MFS had the following affiliated brokers: Clarendon Insurance Agency, Inc., MFS Fund Distributors, Inc., and Sun Life Financial Distributors, Inc.

IV.	Information Regarding MFS

MFS, located at 500 Boylston Street, Boston, Massachusetts 02116, and its predecessor organizations have a history of money management dating from 1924, when it created the first U.S. mutual fund. MFS is a majority owned subsidiary of Sun Life of Canada (U.S.) Financial Services Holdings Inc., located at 500 Boylston Street, Boston,

Massachusetts 02116, which in turn is an indirect majority owned subsidiary of Sun Life Financial, Inc. (a diversified financial services organization), located at Sun Life Financial Centre, 150 King Street West, Toronto, Ontario, Canada. Net assets under the management of the MFS organization were approximately $209 billion as of September 30, 2010.

To the knowledge of the Fund, no Trustee currently has any material interest in security holdings of MFS or any entity controlling, controlled by or under common control with MFS.

The following table provides the name and principal occupation of the directors and executive officers of MFS. The address of each of the directors and executive officers as it relates to that person’s position with MFS is 500 Boylston Street, Boston, Massachusetts 02116.

Name	Principal Occupation*
Robert C. Pozen	Chairman Emeritus of the Board of Directors of MFS
Robert J. Manning	Director, Chief Executive Officer and Chairman of the Board of Directors of MFS
Donald A. Stewart	Director of MFS; Chief Executive Officer of Sun Life Financial, Inc.
Jon A. Boscia	Director of MFS; President of Sun Life Financial, Inc.
Dean A. Connor	Director of MFS; Chief Operating Officer of Sun Life Financial, Inc.
Martin E. Beaulieu	Director, Vice Chairman and Head of Global Distribution of MFS
Robin A. Stelmach	Executive Vice President and Chief Operating Officer of MFS
Maria F. Dwyer	Executive Vice President, Chief Regulatory Officer and Chief Compliance Officer of MFS
Mark N. Polebaum	Executive Vice President, General Counsel and Secretary of MFS
Amrit Kanwal	Executive Vice President and Chief Financial Officer of MFS
Michael W. Roberge	President, Chief Investment Officer and Director of Global Research of MFS
David A. Antonelli	Vice Chairman of MFS

*None of the principal executive officers and directors of MFS listed above have other principal employment other than their respective positions with MFS or positions with MFS affiliates.

V.	Ownership of Shares

As of October 28, 2010, the Fund had/did not have any shareholders who owned in excess of 5% of the outstanding shares of any class of securities of such Fund. (The Fund had 3,985,998.15 outstanding standard class shares and 6,621,112.28 outstanding service class shares as of September 30, 2010. For purposes of calculating the beneficial ownership, the standard class shares of the Fund held by other funds of the Trust were excluded). As of October 28, 2010, the Trustees and officers of the Trust as a group beneficially owned less than 1% of the outstanding Standard Class shares and Service Class shares of the Fund.

VI.	Information Regarding the Trust

The Annual Report for the Fund for the fiscal year ended December 31, 2009 has previously been sent to shareholders. The Annual Report for the year ended December 31, 2009 and the Semi-Annual Report for the period ended June 30, 2010 are available upon request without charge by contacting the Trust:

Regular Mail:	Lincoln Variable Insurance Products Trust, P.O. Box 2340, Ft. Wayne, IN 46801
Express Mail:	Lincoln Variable Insurance Products Trust, 1300 S. Clinton St., Ft. Wayne, IN 46802
Phone:	800-454-6265
Website:	Semi-Annual Report: http://www.lfg.com/lfg/llc/prd/prs/sar/SAR_LINCOLN.pdf
Annual Report: http://www.lfg.com/lfg/llc/prd/prs/anr/AR_LINCOLN.pdf

The principal office of the Trust is located at 1300 S. Clinton St. Ft. Wayne, IN 46802. The Trust’s investment adviser is Lincoln Investment Advisors Corporation, which is located at One Granite Place, Concord, NH 03301. The Trust paid LIAC $56,703,404.00 for the fiscal year ended 2009. The Trust’s principal underwriter is Lincoln Financial Distributors, Inc. (“LFD”), 130 N. Radnor Chester Rd., Radnor, PA 19087. The Trust paid LFD $13,174,762.00 for the fiscal year ended 2009. The Trust’s service provider for certain accounting functions and financial reporting, The Bank of New York Mellon (“Mellon”), is located at 135 Santilli Highway, Everett, MA 02149-1950. The Trust paid Mellon $4,066,521.00 for the fiscal year ended 2009. The Trust has also entered into a Fund Accounting and Financial Administration Oversight Agreement with Delaware Service Company, Inc. (“DSC”), located at 2005 Market St., Philadelphia, PA 19103. The Trust paid DSC $271,552.00 for the fiscal year ended 2009. The Lincoln National Life Insurance Company (“Lincoln Life”), which provides various administrative services to the Trust, is located at 1300 S. Clinton St., Ft. Wayne, IN 46802. The Trust paid Lincoln Life $862,727 for the fiscal year ended 2009. The services provided to the Trust by these service providers will continue beyond the effective dates of the New Agreement.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

Lincoln Variable Insurance Products Trust 1300 South Clinton Street Fort Wayne, IN 46802